As filed with the Securities and Exchange Commission on February 26, 2010

Registration Statement No. 333-•

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

BLACK TUSK MINERALS INC.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of Incorporation or organization)	20-3366333 (I.R.S. Employer Identification No.)
7425 Arbutus Street Vancouver, B.C. Canada V6P 5T2 (Address of Principal Executive Offices, including zip code)

2009 Nonqualified Stock Option Plan
(Full title of the plan)

Dorsey & Whitney LLP

Republic Plaza, Suite 4700

370 Seventeenth Street

Denver, Colorado 80202

(Name and Address of Agent for Service)

(778) 999-2575

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares of common stock issuable pursuant to Options outstanding under the Plan(1)	5,000,000(4)	US$0.10(3)(4)	US$500,000	US$35.65
Total	5,000,000	N/A	US$500,000	US$35.65

(1)	Shares of common stock, par value $0.001, available for issuance by the Registrant pursuant to Options under the Plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended.

(3)

Calculated in accordance with Rule 457(h)(1) under the Securities Act based on the weighted average exercise price of unregistered Options granted under the Plan outstanding as of the date of the filing of this registration statement.

(4)

Effective as of February 16, 2010, the Registrant completed a forward stock split of its common stock by way of stock dividend on a ratio of two shares for every one share issued and outstanding on the record date of February 1, 2010. The number of shares of common stock being registered herein and the offering price per share gives retroactive effect to the forward stock split.

INTRODUCTORY STATEMENT

This registration statement on Form S-8 registers 5,000,000 shares of common stock, par value $0.001 per share (“Common Shares”) of Black Tusk Minerals Inc. (the “Registrant”) reserved for issuance pursuant to the exercise of stock options (“Options”) under the Registrant’s 2009 Nonqualified Stock Option Plan (the “Plan”). Under the terms of the Plan, the Registrant is authorized to grant Options exercisable to purchase up to 5,000,000 Common Shares of the Registrant from time to time.

If an Option issued under the Plan expires without the recipient having acquired all of the Common Shares to which such recipient was entitled, the remaining Common Shares shall be released from their allocation and reservation and shall be again available for the purposes of the Plan.

Effective as of February 16, 2010, the Registrant completed a forward stock split of its Common Shares by way of stock dividend on a ratio of two shares for every one share issued and outstanding on the record date of February 1, 2010. This registration statement on Form S-8 gives retroactive effect to the forward stock split.

PART I.        INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information.*

Item 2.    Registrant Information and Employee Plan Annual Information.*

* This information is not required to be included in, and is not incorporated by reference in, this registration statement.

PART II.       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended May 31, 2009 filed with the Commission on September 1, 2009;
(b)

all other reports of the Registrant filed pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report incorporated by reference herein pursuant to (a) above; and

(c)

the description of the Common Shares contained in Item 12 of the Registrant’s registration statement on Form SB-2 filed with the Commission on September 28, 2006, including any amendment or report for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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Item 4.   Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.   Indemnification of Directors and Officers.

Under Nevada law, a corporation, under specified circumstances, may indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, administrative or investigative, brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful.

In a derivative action, that is, one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Item 7.   Exemption from Registration Claimed.

Not Applicable

Item 8.   Exhibits.

Exhibit Number	Description
4.1	Black Tusk Minerals Inc. 2009 Nonqualified Stock Option Plan
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Manning Elliott LLP
23.2	Consent of Dorsey & Whitney LLP (contained in its opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (See page II-6 of this registration statement)

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which

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was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on this 26th day of February, 2010.

BLACK TUSK MINERALS INC.

/s/ Gavin Roy

Name: Gavin Roy

Title:	President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s Gavin Roy Gavin Roy	President and Director (principal executive officer)	February 26, 2010
/s/ Michael McIssaac Michael McIsaac	Secretary, Treasurer and Director (principal financial and accounting officer)	February 26, 2010

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POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gavin Roy and Michael McIsaac, or either one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s Gavin Roy Gavin Roy	President and Director (principal executive officer)	February 26, 2010
/s/ Michael McIssaac Michael McIsaac	Secretary, Treasurer and Director (principal financial and accounting officer)	February 26, 2010

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EXHIBIT INDEX

Exhibit Number	Description
4.1	Black Tusk Minerals Inc. 2009 Nonqualified Stock Option Plan
5.1	Opinion of Dorsey & Whitney LLP
23.1	Consent of Manning Elliott LLP
23.2	Consent of Dorsey & Whitney LLP (contained in its opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (See page II-6 of this registration statement)

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